SECURITIES AND EXCHANGE COMMISSION Washington, D.C 20549.
---------------------------------- FORM 8-K CURRENT REPORT -----------------------------------
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 18, 2003
Commission File Number 0-1678
BUTLER NATIONAL CORPORATION (Exact name of Registrant as specified in its charter)
Kansas (State of Incorporation)	41-0834293 (I.R.S. Employer Identification No.)
19920 West 161st Street, Olathe, Kansas 66062 (Address of Principal Executive Office)(Zip Code)
Registrant's telephone number, including area code: (913) 780-9595
Former name, former address and former fiscal year if changed since last report: Not Applicable

Item 5.			Other Events
Butler National Corporation reported that on March 18, 2003 they issued a press release announcing the third quarter and nine months financial results. The press release is as follows:
Classic Aviation Products
BUTLER NATIONAL CORPORATION ANNOUNCES THIRD QUARTER AND NINE MONTHS FINANCIAL RESULTS - Revenues, Net Income and Backlog Increased for Third Quarter '03 versus Third Quarter '02 -
Olathe, Kansas, March 18, 2003 - Butler National Corporation (OCTBB: "BUKS") announces third quarter and nine months financial results for the fiscal period ending January 31, 2003.
Historical selected financial data related to all operations:
	Quarter Ended January 31			Nine Months Ended January 31
	(In thousands except per share data)			(In thousands except per share data)
	2003	2002	2001	2003	2002	2001

Net Sales	$1,806	$1,453	$2,167	$4,579	$7,374	$3,876
Operating Income	166	58	111	135	1,268	(636)
Net Income	140	2	55	46	1,116	(766)
Per Share Net Income	.00	.00	.00	.00	.03	(.03)
Total Assets	9,619	9,591	9,338	9,619	9,591	9,338
Long-term Obligations	1,670	2,157	2,794	1,670	2,157	2,794
Shareholders' Equity	5,600	5,447	3,836	5,600	5,447	3,836
New Product Research and Development Cost	255	328	74	863	686	587
nr = not reported

Revenues - Revenues for the three months ended January 31, 2003, were $ 1,806,000 as compared to $1,453,000 for the same period last year, an increase of $353,000 or 24%. The increase is due primarily to increased sales activity of Classic Aviation Products. Revenues for the nine months ended January 31, 2003 were $4,579,000 as compared to $7,374,000 for the same period last year, a decrease of $2,794,436 or 61%. The decrease is due primarily to decreased business in Avionics ($1,369,436) and Aircraft Sales ($1,425,000.)

Earnings Per Share - Diluted earnings per share for the three months ended January 31 are $.00, as compared to $.00 for the same period last year. Diluted earnings per share for the nine months ended January 31, 2003, are $00 as compared to $.03 for the same period last year.

Backlog - Backlog as of January 31, 2003, was approximately $4.1 million, compared to $3.2 million as of January 31, 2002, an increase of 28%.

Operating Income - Operating income for the first nine months fiscal year 2003 decreased $1,133,412 before deducting a research and development charge of $863,402, primarily related to product improvements in Avionics and Aircraft Modifications.

Balance Sheet - The Company's balance sheet remains healthy. The current ratio is 2.24 and debt to equity is 0.70.

Management Comments:

Clark Stewart, President and Chief Executive Officer of Butler National Corporation said, "We experienced a significant growth in revenues and profitability in fiscal 2002. Even with the depressed economic conditions in the aerospace industry, we are proud to report a profitable third quarter and profit for the nine months ending January 31, 2003. As we reported in the Annual Report, we will not always maintain smooth and continuous profits each quarter because of our major investment in product development. Accomplishments were made by our operating segments and in Indian gaming."

Mr. Stewart, added, "Our determination to focus Butler National Corporation on 'Classic' Aviation Products, consistent with our long and significant heritage as a manufacturer of airline avionics equipment and a modification facility for aircraft in service is beginning to make a positive showing on the financial statements. It is our intent to provide Classic Aviation Products that will support and promote continued safe commercial and general aviation. We are pleased to see the growth in our business and in the operating income from the new Classic Aviation Products. We continue to expect the Classic Aviation Products to make a significant contribution in fiscal 2003."

"I am pleased with the response of our people to continue a profitable operation in the development of new products for the aircraft industry. One of their major accomplishments is being named 2002 Kansas Exporter of the Year. Many programs and projects are being established to continue this progress into the future. We are looking forward to a positive year in fiscal 2003," concluded Mr. Stewart.

About Butler National:

Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dessault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for a discussion of factors which could affect the Company's operations and forward-looking statements contained herein.

For more information, please visit the Company website: www.butlernational.com

FOR IMMEDIATE RELEASE March 18, 2003			For More Information, Contact: William A. Griffith, Investor Relations 913.780.9595 Jim Drewitz, Public Relations 972.355.6070

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
BUTLER NATIONAL CORPORATION (Registrant)
March 18, 2003	/S/ Clark D. Stewart Clark D. Stewart (President and Chief Executive Officer)
March 18, 2003 Date	/S/ Angela D. Seba Angela D. Seba (Chief Financial Officer)